Exhibit 5

March 25, 2016

Beacon Roofing Supply, Inc.

505 Huntmar Drive, Suite 300

Herndon, Virginia  20170

Re:         Beacon Roofing Supply, Inc. – Registration of Common Stock, Par Value $.01 Per Share, on Form S-8

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel & Secretary of Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”).  I am rendering this opinion in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering 3,147,245 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), issuable under the Beacon Roofing Supply, Inc. Amended and Restated 2014 Stock Plan (Effective February 9, 2016) (the “Plan”).

In that connection, I have examined such documents and have made such factual and legal investigations as I have deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, it is my opinion that those shares of Common Stock covered by the Registration Statement that are issued in accordance with the terms of the Plan will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and I express no opinions with respect to the laws of any other jurisdiction.  The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and I assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to my attention after that date or any changes in law that may occur or become effective after that date.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. I do not, in giving such consent, admit that I am within the category of person whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Ross D. Cooper
Ross D. Cooper